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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements Nos. 333-58629 and 333-70405 on Form S-3 and Registration Statements Nos. 333-12243 and 333-12633 on Form S-8 of The North Face, Inc. of our report dated May 6, 1999, appearing in this Annual Report on Form 10-K of The North Face, Inc. for the year ended December 31, 1998.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

San Francisco, California
May 6, 1999